Angi Appoints Julie Hoarau to Chief Financial Officer
Seasoned Financial Leader and Current Angi Chief Accounting Officer Brings Deep Finance and Accounting Experience
DENVER — March 12, 2026 — Angi (formerly Angie’s List) (NASDAQ: ANGI), a leading digital home services marketplace, today announced the appointment of Julie Hoarau as Chief Financial Officer. With more than 20 years of finance and accounting leadership experience, Ms. Hoarau will oversee the company’s financial organization and help drive Angi’s next phase of growth and operational performance.
Ms. Hoarau will succeed Andrew “Rusty” Russakoff, who is stepping down as CFO. This transition will be effective March 27, 2026.
“We are pleased to promote Julie to Chief Financial Officer,” said Jeff Kip, CEO of Angi. “Julie is a trusted leader with deep financial expertise, high integrity and a deep understanding of our business, strategy and culture. I’m confident that she will continue to make a tremendous impact as we drive the company forward. Rusty has been a great teammate over the last four years. He has worked very hard to improve our margin profile and help us return to profitable growth. We want to thank Rusty for his time with Angi and wish him well in his next chapter.”
Ms. Hoarau has served as Angi’s Chief Accounting Officer since October 2024 where she has led the company’s accounting and tax strategies, ensuring robust financial reporting, operational efficiency and compliance. She also played a key role in the company’s spin-off from IAC in 2025. Prior to joining Angi, Ms. Hoarau served as Vice President of Accounting Operations at MongoDB, Inc., a developer data platform company, from May 2019 to October 2024. Earlier in her career, she held senior finance and accounting leadership positions at Aaptiv, Shutterstock, Scanbuy and KVB Partners. Ms. Hoarau holds a Bachelor’s degree in Business Administration and a Master of Science degree in Accounting from the University of Bordeaux. She is also a Certified Public Accountant.
“I’m honored to step into the role of Chief Financial Officer and grateful for the opportunity to continue growing with Angi,” said Julie Hoarau. “Having been part of Angi’s financial organization, I’ve seen firsthand the strength of our business and the opportunities ahead. I look forward to applying my experience to further strengthen our financial strategy, support operational excellence and help drive sustainable growth for the company.”
Ms. Hoarau is based in New York City and will report to Chief Executive Officer Jeff Kip.
About Angi Inc.
Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their businesses. Founded in 1995, Angi connects homeowners with skilled local professionals — from plumbers and electricians to remodelers and landscapers — and provides tools for researching costs, planning projects and hiring with confidence. Homeowners have turned to Angi and its vast network of skilled home pros for help with more than 300 million projects.

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